Exhibit 99.1

MFA

FINANCIAL, INC.

350 Park Avenue
New York, New York 10022

PRESS RELEASE	FOR IMMEDIATE RELEASE

November 4, 2014	NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6433
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson, Andrew Johnson
212-371-5999

MFA Financial, Inc.

Announces Third Quarter 2014 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced financial results for the third quarter ended September 30, 2014.

Third Quarter 2014 and other highlights:

•    Generated third quarter net income available to common shareholders of $75.1 million, or $0.20 per common share (based on 369.7 million weighted average common shares).  As of September 30, 2014, book value per common share was $8.28.

•    On October 31, 2014, MFA paid its third quarter 2014 dividend of $0.20 per share of common stock to shareholders of record as of September 29, 2014.

•    In the third quarter we continued to selectively identify and acquire attractive investments within our targeted residential mortgage credit universe.  Within the quarter our holdings of securities backed by re-performing/non-performing loans (“RPL/NPL MBS”) increased by 91% to $943.3 million while our holdings of non-securitized reperforming loans increased by 89% to $112.9 million.

In the third quarter, both net income and dividend per common share were $0.20.  Net income of $75.1 million includes $13.9 million of gains realized on sales of MBS and a $1.8 million decline in the fair value of the securities underlying “Linked Transactions.”

William Gorin, MFA’s CEO, said, “In the third quarter, we continued to identify attractive investment opportunities across the residential mortgage asset universe.  We were positioned to significantly grow our holdings of securities backed by re-performing/non-performing loans to $943.3 million while moving forward with the acquisition of non-securitized re-performing loans, bringing our holdings of credit sensitive residential whole loans to $112.9 million.  In addition, we acquired $42.5 million and opportunistically sold $61.6 million of Non-Agency MBS issued prior to 2008 (“Legacy Non-Agency MBS”), realizing a gain of $13.9 million.  This is the ninth consecutive quarter we have realized gains through selected sales of Legacy Non-Agency MBS based on our projections of future cash flows relative to market pricing.  We did not acquire any Agency MBS in this quarter.

“MFA remains positioned for a period when Federal Reserve monetary policy may become more variable based on measures of the labor markets, core inflation and other incoming data.  Through asset selection and hedging strategy, the estimated effective duration, a gauge of MFA’s interest rate sensitivity, remains below 1.0 and measured 0.62 at quarter-end. Leverage, which reflects the ratio of our financing obligations to equity, was 2.7:1 at quarter-end.”

Craig Knutson, MFA’s President and COO, added, “Our credit sensitive assets continued to benefit from improved housing fundamentals.  Home price appreciation and underlying mortgage loan amortization have decreased the loan-to-value ratio (“LTV”) for many of the mortgages underlying MFA’s Legacy Non-Agency portfolio.  We estimate that the average LTV of mortgage loans underlying our Legacy Non-Agency MBS has declined from approximately 105% as of January 2012 to approximately 76% as of September 30, 2014.  In addition, we estimate that the percentage of current loans underlying our Legacy Non-Agency MBS that are underwater (with LTVs greater than 100%), has declined from approximately 52% as of January 2012 to 12% as of September 30, 2014.  As a result, we have again reduced our estimate of future losses.  In the third quarter, $20.2 million was transferred from credit reserve to accretable discount.  This increase in accretable discount is expected to increase the interest income realized over the remaining life of MFA’s Legacy Non-Agency MBS.

Financing availability and terms continue to improve for our Legacy Non-Agency MBS as we see additional lenders enter this market.  Generally, we are seeing lower haircuts and borrowing rates for these assets.  In addition, we have taken advantage of capital structure opportunities to further improve our available borrowing capacity.”

MFA’s Legacy Non-Agency MBS had a face amount of $5.303 billion with an amortized cost of $3.948 billion and a net purchase discount of $1.355 billion at September 30, 2014.  This discount consists of a $929.1 million credit reserve and other-than-temporary impairments and a $425.9 million net accretable discount.  We believe this credit reserve appropriately factors in remaining uncertainties regarding underlying mortgage performance and the potential impact on future cash flows.  Our Legacy Non-Agency MBS loss adjusted yield of 7.70% for the third quarter is based on projected defaults equal to 26% of underlying loan balances.  On average, these loans are approximately eight years seasoned and approximately 15% are currently 60 or more days delinquent.

The Agency portfolio had an average amortized cost basis of 103.8% of par as of September 30, 2014, and generated a 2.09% yield in the third quarter.  The Legacy Non-Agency portfolio had an average amortized cost of 74.5% of par as of September 30, 2014, and generated a loss-adjusted yield of 7.70% in the third quarter.  At the end of the third quarter, MFA held approximately $943.3 million (of which, $916.7 million were reported as a component of Linked Transactions) of the senior-most tranches of 2013/2014 securitizations of RPL/NPL MBS.  These assets had an amortized cost of 100.5% of par and generated an average yield of 3.51% (amortized cost of 99.9% of par and yield of 3.49%, including the effect of RPL/NPL MBS reported as a component of Linked Transactions).  In addition, the credit sensitive residential whole loan portfolio had an average carrying value of 82.6% of face amount and a loss-adjusted yield of 7.31% (6.77% net of servicing costs) in the quarter.

For the three months ended September 30, 2014, MFA’s costs for compensation and benefits and other general and administrative expenses were $9.8 million or an annualized 1.21% of stockholders’ equity as of September 30, 2014.

The following table presents the weighted average prepayment speed on MFA’s MBS portfolio.

Table 1

	Third Quarter 2014 Average CPR	Second Quarter 2014 Average CPR	Percentage Change
Agency MBS	15.11%	13.05%	15.79%
Non-Agency MBS	12.71%	12.05%	5.48%
RPL/NPL MBS (1)	19.66%	15.83%	24.19%

(1) All principal payments are considered to be prepayments for CPR purposes. Excludes RPL/NPL MBS that have not had a principal payment.

As of September 30, 2014, under its swap agreements, MFA had a weighted average fixed-pay rate of interest of 1.90% and a floating receive rate of 0.16% on notional balances totaling $3.881 billion, with an average maturity of 49 months.

The following table presents, on a non-GAAP basis, MFA’s asset allocation as of September 30, 2014 and the third quarter 2014 yield on average interest earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 2

ASSET ALLOCATION

At September 30, 2014	Agency MBS	Legacy Non-Agency MBS (1)	RPL/NPL MBS (1)	Residential Whole Loans (2)	Cash (3)	Other, net (4)	Total
($ in Thousands)
Amortized Cost	$6,113,801	$4,008,930	$942,493	$112,924	$467,642	$(11,510)	$11,634,280
Market Value	$6,174,176	$4,802,375	$943,259	$112,924	$467,642	$(11,510)	$12,488,866
Less Payable for Unsettled Purchases	—	—	—	(31,789)	—	—	(31,789)
Less Repurchase Agreements	(5,417,797)	(2,305,926)	(749,793)	—	—	—	(8,473,516)
Less Multi-year Collateralized Financing Arrangements	—	(442,370)	—	—	—	—	(442,370)
Less Securitized Debt	—	(156,276)	—	—	—	—	(156,276)
Less Senior Notes	—	—	—	—	—	(100,000)	(100,000)
Equity Allocated	$756,379	$1,897,803	$193,466	$81,135	$467,642	$(111,510)	$3,284,915
Less Swaps at Market Value	—	—	—	—	—	(31,171)	(31,171)
Net Equity Allocated	$756,379	$1,897,803	$193,466	$81,135	$467,642	$(142,681)	$3,253,744
Debt/Net Equity Ratio (5)	7.16	x	1.53	x	3.88	x	2.97	x

For the Quarter Ended September 30, 2014
Yield on Average Interest Earning Assets (6)(7)	2.09%	7.67%	3.49%	6.77%	0.02%	—	4.11%
Less Average MBS Cost of Funds (8)	(1.14)	(2.94)	(1.59)	—	—	—	(1.74)
Senior Notes (9)	—	—	—	—	—	(8.03)	(8.03)
Net Interest Rate Spread (5)	0.95%	4.73%	1.90%	6.77%	0.02%	(8.03)%	2.30%

(1) Information with respect to Non-Agency MBS and RPL/NPL MBS, related repurchase agreement borrowings and resulting totals is presented on a non-GAAP basis, as it includes $65.7 million of Legacy Non-Agency MBS, $916.7 million of RPL/NPL MBS and $791.8 million of repurchase agreements underlying “Linked Transactions.” The purchase of a Non-Agency and contemporaneous repurchase borrowing of this MBS with the same counterparty are accounted for under GAAP as a Linked Transaction. The two components of a Linked Transaction (MBS and associated borrowings under a repurchase agreement) are evaluated on a combined basis and are presented net as Linked Transactions on our consolidated balance sheet.

(2) Amounts disclosed as market value reflects the carrying value and is included in Prepaid and other assets on our consolidated balance sheets as of September 30, 2014.  These assets are acquired through a consolidated trust.  No debt-to-equity ratio is presented for residential whole loans, as unsettled purchases were settled in cash in October 2014.

(3) Includes cash, cash equivalents, U. S. Treasury Bills and restricted cash.

(4) Includes securities obtained and pledged as collateral, interest receivable, goodwill, prepaid and other assets, borrowings under repurchase agreements of $444.0 million for which U.S. Treasury securities are pledged as collateral, interest payable, dividends payable and accrued expenses and other liabilities.

(5) Information presented on a non-GAAP basis. For the Agency, Non-Agency and RPL/NPL MBS portfolios, represents the sum of borrowings under repurchase agreements (including an aggregate $791.8 million of repurchase agreements underlying linked transactions), payable for unsettled purchases, multi-year collateralized financing arrangements of $442.4 million and securitized debt as a multiple of net equity allocated.  The numerator of our Total Debt/Net Equity ratio also includes borrowings under repurchase agreements of $444.0 million for which U.S. Treasury securities are pledged as collateral and Senior Notes. On a GAAP basis, which excludes the impact of Linked Transactions, our debt-to-equity ratio is 1.52x for Non-Agency MBS, 0.36x for RPL/NPL MBS and 2.72x in total.

(6) Yield for residential whole loans is presented net of 54 basis points of servicing fee expense incurred during the quarter.  For GAAP reporting purposes, such expenses are included in Other investment related operating expenses in the Statement of Operations.

(7) Information presented on a non-GAAP basis.  On a GAAP basis, which excludes the impact of Linked Transactions, the total yield on average interest earning assets for the quarter is 4.12% and the total net interest rate spread for the quarter was 2.30%.

(8) Information presented on a non-GAAP basis. Average MBS cost of funds includes interest on repurchase agreements (including interest on $791.8 million of repurchase agreements underlying Linked Transactions), the cost of swaps and securitized debt. Agency cost of funds includes 82 basis points and Non-Agency cost of funds includes 81 basis points associated with Swaps to hedge interest rate sensitivity on these assets.  On a GAAP basis, which excludes the impact of Linked Transactions, the average MBS cost of funds for the quarter was 1.75%.

(9) Includes amortization costs in connection with the issuance in of Senior Notes.

At September 30, 2014, MFA’s $10.975 billion of Agency and Non-Agency MBS, which includes $65.7 million of Non-Agency MBS underlying Linked Transactions, were backed by hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including average months to reset and three-month average CPR, is presented below:

Table 3

	Agency MBS			Non-Agency MBS (1)			Total (1)
($ in Thousands)
Time to Reset	Fair Value (2)	Average Months to Reset (3)	Average CPR (4)	Fair Value	Average Months to Reset (3)	Average CPR (4)	Fair Value	Average Months to Reset (3)	Average CPR (4)
< 2 years (5)	$2,246,508	7	18.9%	$2,986,428	6	11.5%	$5,232,936	6	15.0%
2-5 years	1,339,036	45	16.7	326,039	30	16.4	1,665,075	42	16.7
> 5 years	350,891	84	9.1	—	—	—	350,891	84	9.1
ARM-MBS Total	$3,936,435	27	18.3%	$3,312,467	8	11.6%	$7,248,902	18	15.0%
15-year fixed (6)	$2,235,867		9.5%	$12,119		16.7%	$2,247,986		9.5%
30-year fixed (6)	—		—	1,472,076		14.9	1,472,076		14.9
40-year fixed (6)	—		—	5,713		6.7	5,713		6.7
Fixed-Rate Total	$2,235,867		9.5%	$1,489,908		14.9%	$3,725,775		11.8%
MBS Total	$6,172,302		15.1%	$4,802,375		12.7%	$10,974,677		13.9%

(1) Excludes $943.3 million of RPL/NPL MBS. Refer to Table 4 for further information.

(2) Does not include principal payments receivable of $1.9 million.

(3) MTR or Months to Reset is the number of months remaining before the coupon interest rate resets. At reset, the MBS coupon will adjust based upon the underlying benchmark interest rate index, margin and periodic or lifetime caps.  The MTR does not reflect scheduled amortization or prepayments.

(4) Average CPR weighted by positions as of beginning of each month in the quarter.

(5) Includes floating rate MBS that may be collateralized by fixed rate mortgages.

(6) Information presented based on data available at time of loan origination.

Table 4

The following table presents certain information about our RPL/NPL MBS portfolio at September 30, 2014:

	Fair Value	Net Coupon	Months to Step-Up (1)	Current Credit Support (2)	Original Credit Support	3 Month Bond CPR (3)
($ in Thousands)
Re-Performing MBS	$331,453	3.60%	31	40%	38%	19.0%
Non-Performing MBS	611,807	3.24	33	54	53	20.0
Total RPL/NPL MBS	$943,260	3.37%	33	49%	48%	19.7%

(1) Months to step-up is the weighted average number of months remaining before the coupon interest rate increases a cumulative 300 basis points.  We anticipate that the securities will be redeemed prior to the step-up date.

(2) Credit Support for a particular security is expressed as a percentage of all outstanding mortgage loan collateral.  A particular security will not be subject to principal loss as long as credit enhancement is greater than zero.

(3) All principal payments are considered to be prepayments for CPR purposes.  Excludes RPL/NPL MBS that have not had a principal payment.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Tuesday, November 4, 2014, at 10:00 a.m. (Eastern Time) to discuss its third quarter 2014 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page.  To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software.  Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowing; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by the Company to accrete the market discount on Non-Agency MBS and the extent of prepayments, realized losses and changes in the composition of MFA’s Agency MBS and Non-Agency MBS portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as the Board deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the Investment Company Act), including statements regarding the Concept Release issued by the SEC relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are in engaged in the business of acquiring mortgages and mortgage-related interests; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the Securities and Exchange Commission, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands Except Per Share Amounts)	September 30, 2014	December 31, 2013
	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”):
Agency MBS, at fair value ($5,765,633 and $6,142,306 pledged as collateral, respectively)	$6,174,176	$6,519,221
Non-Agency MBS, at fair value ($2,178,412 and $1,778,067 pledged as collateral, respectively)	3,311,062	2,569,766
Non-Agency MBS transferred to consolidated variable interest entities (“VIEs”)	1,452,264	2,282,371
Securities obtained and pledged as collateral, at fair value	442,370	383,743
Cash and cash equivalents	423,891	565,370
Restricted cash	43,751	37,520
Interest receivable	32,499	35,828
Derivative instruments:
MBS linked transactions, net (“Linked Transactions”), at fair value	190,681	28,181
Swaps, at fair value	4,322	13,000
Goodwill	7,189	7,189
Prepaid and other assets	160,572	29,719
Total Assets	$12,242,777	$12,471,908

Liabilities:
Repurchase agreements	$8,125,723	$8,339,297
Securitized debt	156,276	366,205
Obligation to return securities obtained as collateral, at fair value	442,370	383,743
8% Senior Notes due 2042 (“Senior Notes”)	100,000	100,000
Accrued interest payable	12,172	14,726
Swaps, at fair value	35,493	28,217
Dividends and dividend equivalents rights (“DERs”) payable	74,126	73,643
Accrued expenses and other liabilities	42,873	23,826
Total Liabilities	$8,989,033	$9,329,657

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; 7.50% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	$80	$80
Common stock, $.01 par value; 886,950 shares authorized; 368,721 and 365,125 shares issued and outstanding, respectively	3,687	3,651
Additional paid-in capital, in excess of par	3,002,549	2,972,369
Accumulated deficit	(570,106)	(571,544)
Accumulated other comprehensive income	817,534	737,695
Total Stockholders’ Equity	$3,253,744	$3,142,251
Total Liabilities and Stockholders’ Equity	$12,242,777	$12,471,908

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands, Except Per Share Amounts)	2014	2013		2014	2013
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Interest Income:
Agency MBS	$33,066	$36,158		$110,004	$116,982
Non-Agency MBS	48,571	43,131		135,199	128,175
Non-Agency MBS transferred to consolidated VIEs	29,303	39,172		105,510	116,641
Cash and cash equivalent investments	20	21		63	93
Interest Income	$110,960	$118,482		$350,776	$361,891

Interest Expense:
Repurchase agreements	$35,935	$37,113		$109,354	$105,185
Securitized debt	1,415	2,830		5,471	9,381
Senior Notes	2,008	2,007		6,023	6,020
Interest Expense	$39,358	$41,950		$120,848	$120,586

Net Interest Income	$71,602	$76,532		$229,928	$241,305

Other Income, net:
Unrealized net gains and net interest income from Linked Transactions	$2,559	$544		$9,586	$1,785
Unrealized losses on TBA short positions	—	(8,724)		—	(8,724)
Gain on sales of MBS and U.S. Treasury securities, net	13,880	13,680		25,303	19,678
Other, net	1,251	55		1,543	165
Other Income, net	$17,690	$5,555		$36,432	$12,904

Operating and Other Expense:
Compensation and benefits	$5,970	$5,294		$18,378	$15,851
Other general and administrative expense	3,831	3,434		11,461	10,175
Excise tax and interest	—	—		1,175	2,000
Impairment of resecuritization related costs	—	2,031		—	2,031
Other investment related operating expenses	609	—		1,550	—
Operating and Other Expense	$10,410	$10,759		$32,564	$30,057

Net Income	$78,882	$71,328		$233,796	$224,152
Less Preferred Stock Dividends	3,750	3,750		11,250	10,000
Less Issuance Costs of Redeemed Preferred Stock	—	—		—	3,947
Net Income Available to Common Stock and Participating Securities	$75,132	$67,578		$222,546	$210,205

Earnings per Common Share - Basic and Diluted	$0.20	$0.19		$0.60	$0.58

Dividends Declared per Share of Common Stock	$0.20	$0.50	(1)	$0.60	$1.44	(1)(2)

(1) Includes a special dividend of $0.28 per share declared on August 1, 2013.

(2) Includes a special dividend of $0.50 per share declared on March 4, 2013.